Exhibit 99.1

Easton-Bell Sports, Inc. Reports 5% Sales Increase for the Second Quarter 2011

Earnings Conference Call Scheduled for 2 p.m. Eastern Time on Thursday, August 11, 2011

VAN NUYS, Calif.--(BUSINESS WIRE)--August 11, 2011--Easton-Bell Sports, Inc. (the “Company”), a leading designer, developer and marketer of branded sports equipment, protective products and related accessories, will discuss its financial results for the fiscal quarter ended July 2, 2011 on a conference call to be held on Thursday, August 11, 2011, beginning at 2 p.m. Eastern Time.

Results for the Second Quarter ended July 2, 2011

The Company had net sales of $211.9 million for the second quarter of fiscal 2011, an increase of 4.5% as compared to $202.8 million of net sales for the second quarter of fiscal 2010. Operating income was $16.7 million for the second quarter of fiscal 2011, a decrease of $2.1 million, or 11.2% compared to the second quarter of fiscal 2010 when normalized. The decline in Operating income is associated with a 50 bps margin decrease due to shifting product introductions into the second half of 2011 and the negative effect of inventory clearance sales.

“We are pleased to report our sixth consecutive quarter of sales growth despite shifting several key product introductions to the back half of this year,” said Paul Harrington, President and Chief Executive Officer. “In addition, margins improved throughout the quarter as we replenished our inventory, allowing us to fund marketing investments behind our new products.”

Team Sports net sales increased $10.3 million or 9.4% in the second quarter of fiscal 2011, as compared to the second quarter of fiscal 2010, or 8.7% on a constant currency basis. The increase was due to sales growth of football equipment and reconditioning services and a broad based sales increase across baseball and softball categories, including bats. These increases were primarily the result of gains in market share and the success of new products.

Action Sports net sales decreased $1.1 million or 1.2% for the second quarter of fiscal 2011, as compared to the second quarter of fiscal 2010, or 2.3% on a constant currency basis. The decrease was associated with lower traffic and sell-through of bicycle products in the mass channel, partially offset by increases in cycling and powersports helmets in the specialty channel and the introduction of Giro cycling shoes.

The Company’s gross margin for the second quarter of fiscal 2011 was 33.5%, as compared to 34.0% for the second quarter of fiscal 2010. The margin decline related primarily to shifting product introductions to the back half of the year, sales growth in lower margin youth football equipment and close-out sales of certain inventory items, and was partially offset by increased sales of higher margin cycling helmets in the specialty channel.

The Company’s operating expenses increased $5.1 million or 10.9% and 140 bps as a percentage of net sales during the second quarter of fiscal 2011, as compared to the second quarter of fiscal 2010 when normalized for a $1.3 million benefit in 2010 related to a mark-to-market adjustment for foreign currency exchange forward contracts. The increase related to variable costs to support the sales growth and planned investments.

The Company’s Adjusted EBITDA was $25.0 million for the second quarter of fiscal 2011, a decrease of $1.4 million or 5.2% as compared to the second quarter of fiscal 2010 when normalized.

A detailed reconciliation of Adjusted EBITDA to net income, which the Company considers to be the most closely comparable GAAP financial measure, is included in the section entitled “Reconciliation of Non-GAAP Financial Measures,” which appears at the end of this press release.

Balance Sheet Items

Net debt totaled $388.3 million (total debt of $404.5 million less cash of $16.2 million) as of July 2, 2011, an increase of $27.2 million compared to net debt of $361.1 million at the end of fiscal 2010. The increase in net debt relates to financing seasonal working capital requirements. Working capital as of July 2, 2011 was $251.9 million as compared to $242.6 million at the end of fiscal 2010.

The Company had substantial borrowing capability as of July 2, 2011, with $162.1 million of additional borrowing ability under the revolving credit facility and liquidity of $178.3 million when including the $16.2 million of cash.

Easton-Bell Sports, Inc.

Easton-Bell Sports, Inc. is a leading designer, developer and marketer of branded sports equipment, protective products and related accessories. The Company markets and licenses products under such well-known brands as Easton, Bell, Giro, Riddell and Blackburn. The Company’s products incorporate leading technology and designs and are used by professional athletes and enthusiasts alike. Headquartered in Van Nuys, California, the Company has thirty facilities worldwide. More information is available at www.eastonbellsports.com.

Conference Call Webcast and Dial-in Information

Interested parties may listen to the conference call via webcast at: http://phx.corporate-ir.net/playerlink.zhtml?c=190384&s=wm&e=4167296. In addition, interested parties may listen directly to the call by dialing 1-800-561-2693 (within the United States and Canada) or 1-617-614-3523 (outside the United States and Canada). The pass code for the call is 51871192. A replay of the call will be available on August 12 through August 18, 2011 by dialing 1-888-286-8010 (within the United States and Canada) or 1-617-801-6888 (outside the United States and Canada). The pass code for both replay phone numbers is 64396244.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

This press release may include forward-looking statements that reflect the Company’s current views about future events and financial performance. All statements other than statements of historical facts included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events are forward-looking statements.

Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, the Company does not know whether its expectations will prove correct. They can be affected by inaccurate assumptions that the Company might make or by known or unknown risks and uncertainties including: (i) the level of competition in the sporting goods industry; (ii) legal and regulatory requirements, including changes in the laws that relate to use of our products and changes in product performance standards maintained by athletic governing bodies; (iii) the success of new products; (iv) whether we can successfully market our products, including use of our products by high profile athletes; (v) the Company’s dependence on and relationships with its major customers; (vi) fluctuations in costs of raw materials; (vii) risks associated with using foreign suppliers including increased transportation costs, potential supply chain disruption and foreign currency exchange rate fluctuations; (viii) the Company’s labor relations; (ix) departure of key personnel; (x) failure to protect the Company’s intellectual property or guard against infringement of the intellectual property rights of others; (xi) product liability claims; (xii) the timing, cost and success of opening or closing manufacturing facilities; (xiii) the Company’s level of indebtedness; (xiv) interest rate risks; (xv) the ability to successfully complete and integrate acquisitions and realize expected synergies; (xvi) an increase in return rates; (xvii) negative publicity about our products or the athletes that use them; (xviii) the seasonal nature of our business; (xix) failure to maintain an effective system of internal controls and (xx) other risks outlined under “Risk Factors” in the Company’s 2010 Annual Report on Form 10-K.

These forward-looking statements are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Investors should not place undue reliance on any of the Company’s forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from the Company’s expectations. The forward-looking statements in this press release speak only as of the date of this release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

EASTON-BELL SPORTS, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Amounts in thousands, except share and per share amounts)

	July 2, 2011	January 1, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$16,174	$24,024
Accounts receivable, net	242,491	216,166
Inventories, net	148,561	141,093
Prepaid expenses	4,584	7,080
Deferred taxes	15,983	16,254
Other current assets	10,495	8,483
Total current assets	438,288	413,100
Property, plant and equipment, net	50,134	49,736
Deferred financing fees, net	13,805	14,248
Intangible assets, net	274,146	279,047
Goodwill	206,928	206,928
Other assets	1,244	1,495
Total assets	$984,545	$964,554

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Revolving credit facility	$58,000	$38,893
Current portion of capital lease obligations	25	24
Accounts payable	70,328	73,148
Accrued expenses	58,057	58,452
Total current liabilities	186,410	170,517
Long-term debt, less current portion	346,413	346,168
Capital lease obligations, less current portion	65	78
Deferred taxes	49,367	49,379
Other noncurrent liabilities	19,134	20,774
Total liabilities	601,389	586,916
Stockholder’s equity:
Common stock: $0.01 par value, 100 shares authorized, 100 shares
issued and outstanding at July 2, 2011 and January 1, 2011	—	—
Additional paid-in capital	361,584	360,223
Retained earnings	18,285	15,401
Accumulated other comprehensive income	3,287	2,014
Total stockholder’s equity	383,156	377,638
Total liabilities and stockholder’s equity	$984,545	$964,554

EASTON-BELL SPORTS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (Unaudited and amounts in thousands)

	Fiscal Quarter Ended		Two Fiscal Quarters Ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010
Net sales	$211,913	$202,757	$415,311	$396,861
Cost of sales	140,888	133,817	280,329	263,159
Gross profit	71,025	68,940	134,982	133,702
Selling, general and administrative expenses	52,018	45,577	102,386	95,287
Amortization of intangibles	2,348	3,251	4,901	6,586
Income from operations	16,659	20,112	27,695	31,829
Interest expense, net	11,101	11,162	22,094	22,674
Income before income taxes	5,558	8,950	5,601	9,155
Income tax expense	2,612	3,990	2,717	4,072
Net income	2,946	4,960	2,884	5,083
Other comprehensive income:
Foreign currency translation adjustment	319	(3,792)	1,273	(2,514)
Comprehensive income	$3,265	$1,168	$4,157	$2,569

Reconciliation of Non-GAAP Financial Measures

This press release contains a financial measure called Adjusted EBITDA, which is not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In this press release we have presented Adjusted EBITDA on an actual basis for the second fiscal quarter ended July 2, 2011 and the second fiscal quarter ended July 3, 2010.

We believe Adjusted EBITDA is a useful supplemental measure in evaluating the performance of our operating businesses and provides greater transparency into our consolidated and combined results of operations. Adjusted EBITDA is used by our management to perform such evaluation and in measuring compliance with debt covenants relating to certain of our borrowing arrangements. Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with GAAP. We believe Adjusted EBITDA facilitates company-to-company operating performance comparisons by excluding potential differences caused by variations in capital structures (affecting net interest expense), taxation and the age and book depreciation of facilities (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. We also believe that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results. In addition, we believe that our presentation of Adjusted EBITDA provides investors with helpful information about the calculation of some of the financial covenants that are contained in our Senior Secured Credit Facilities.

Adjusted EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are as follows:

  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
  Adjusted EBITDA does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;
  Adjusted EBITDA does not reflect our income tax expense or the cash requirements to pay our taxes;
  Adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and
  other companies in our industry may calculate Adjusted EBITDA differently so it may not be comparable.

To compensate for these limitations, however, we rely primarily on our GAAP results and use Adjusted EBITDA only as supplemental information.

The calculation of Adjusted EBITDA and a reconciliation of that measure to net income, the most comparable GAAP measure, for the second fiscal quarters ended July 2, 2011 and July 3, 2010 are set forth below (amounts in thousands):

	2011	2010

Net income for the second fiscal quarter	$2,946	$4,960

Interest expense, net	11,101	11,162
Provision for taxes based on income	2,612	3,990
Depreciation expense	4,710	4,286
Amortization expense	2,348	3,251
Non-cash equity compensation expense	704	741
Other allowable adjustments under the Company's Senior Secured Credit Facilities (1)	594	(657)
Adjusted EBITDA, as reported pursuant to the Company's Senior Secured Credit Facilities for the fiscal quarter	$25,015	$27,733

(1)	Represents actual expenses permitted to be excluded pursuant to the Company's Senior Secured Credit Facilities. Such amount represents: (i) charges related to the issuance of capital stock or debt, (ii) unrealized (gains)/losses relating to hedging activities, (iii) expenses paid in connection with employee severance, retention, relocation and contract termination, consolidation of facilities and other non-recurring expenses and charges and (iv) expense reimbursements to our financial sponsors.

CONTACT:
Easton-Bell Sports, Inc.
Mark Tripp, 818-902-5803